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                                                                     Exhibit 12


                                AlliedSignal Inc
              STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                    Six Months
                                                      Ended
                                                     June 30                        YEAR ENDED DECEMBER 31,
                                                     -------                        -----------------------
                                                  1999      1998        1998       1997       1996       1995       1994
                                                  ----      ----        ----       ----       ----       ----       ----
Determination of Earnings:
  Income from continuing operations             $   743   $   658     $ 1,349    $ 1,186    $ 1,035    $   889    $   772
  Income taxes                                      344       303         619        554        541        394        360
  Fixed charges                                      95        85         202        211        219        208        188
  Equity (income) loss - net of distributions        22        (3)        (34)       (48)       (33)       (59)       (10)
                                                -------   -------     -------    -------    -------    -------    -------
  Total earnings, as defined                    $ 1,204   $ 1,043     $ 2,136    $ 1,903    $ 1,762    $ 1,432    $ 1,310

Fixed Charges:
  Rents (a)                                     $    21   $    19     $    40    $    36    $    33    $    40    $    45
  Interest and other financial charges               74        66         162        175        186        168        143
                                                -------   -------     -------    -------    -------    -------    -------
  Fixed Charges                                      95        85         202        211        219        208        188
  Capitalized interest                               12        12          25         21         23         21         23
                                                -------   -------     -------    -------    -------    -------    -------
  Total Fixed Charges                           $   107   $    97     $   227    $   232    $   242    $   229    $   211

Ratio of Earnings to Fixed Charges                11.25     10.75        9.41       8.20       7.28       6.25       6.21

(a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor (one-third) on all rentals other than for capitalized leases.